Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT ADVANCES HOME LENDING PLAN

Closes Origination Operations

        NEW YORK – August 28, 2007 – CIT Group Inc. (NYSE: CIT) today announced that, further to its July 18, 2007 announcement of its intent to exit the home lending business, it has closed its home lending origination operations.

        As a result, consistent with the estimate previously disclosed in the Company’s Second Quarter 2007 Form 10-Q, CIT will record a pre-tax charge of approximately $35 million in the third quarter for severance and other exit costs. CIT’s loan collection and customer service activities are unaffected by today’s announcement.

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About CIT

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has approximately $80 billion in managed assets and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in cash flow lending, vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its global headquarters in New York City, CIT has approximately 7,300 employees in locations throughout North America, Europe, Latin America and Asia Pacific. www.cit.com

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MEDIA RELATIONS:

Mary Flynn
Director of Media Relations
(212) 461-7860
Mary.Flynn@CIT.com

INVESTOR RELATIONS:

Ken Brause
Executive Vice President
(973) 771-9650
Ken.Brause@CIT.com

Steve Klimas
Vice President
(973) 535-3769
Steve.Klimas@CIT.com